                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              The Home Depot, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO)

                              THE HOME DEPOT, INC.

To our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of The Home Depot, Inc.

     As shown in the formal notice enclosed, the meeting will be held at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, on Wednesday, May 29, 1996, at 10:00 a.m. At the meeting, in addition to acting on the matters described in the Proxy Statement, we will give a current report on the activities of the Company. Stockholders will have an opportunity at that time to comment on or to inquire about the affairs of the Company that may be of interest to stockholders generally. If you will need special assistance at the meeting because of a disability, please contact Mr. Don Singletary, Vice President-Employee Relations, Home Depot U.S.A., Inc., 2727 Paces Ferry Road, Atlanta, Georgia 30339-4089. An interpreter for persons who are hearing impaired will be provided.

     The subjects proposed for action at the meeting are the election of four directors, the approval of an amendment to the Senior Officers' Bonus Pool Plan and the conduct of such other business as may properly come before the meeting.

     It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Whether or not you plan to attend the meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided.

Thank you for your support.

                                           Sincerely,

                                           /s/ Bernard Marcus

                                           Bernard Marcus
                                           Chairman and Chief Executive Officer

                                           /s/ Arthur M. Blank

                                           Arthur M. Blank
                                           President and Chief Operating Officer

                              THE HOME DEPOT, INC.
                             2727 PACES FERRY ROAD
                          ATLANTA, GEORGIA 30339-4089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1996

     NOTICE is hereby given that the Annual Meeting of Stockholders of The Home Depot, Inc., a Delaware corporation (the "Company" or "Home Depot"), will be held in accordance with its By-Laws at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, Wednesday, May 29, 1996, at 10:00 a.m. for the following purposes:

          (1) To elect four (4) directors for terms ending with the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified;

          (2) To approve an amendment to the Senior Officers' Bonus Pool Plan;
     and

          (3) To conduct such other business as may properly come before the meeting.

     The Common Stock of the Company should be represented as fully as possible at the Annual Meeting. Therefore, it will be appreciated if you will sign and return the enclosed proxy at your earliest convenience. You may, of course, change or withdraw your proxy at any time prior to the voting at the meeting. However, signing and returning the proxy timely will assure your representation at the Annual Meeting.

     The Board of Directors has fixed the close of business on April 2, 1996, as the record date for the determination of holders of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder for any purpose germaine to the meeting during ordinary business hours from May 20 through May 29, 1996, at the corporate offices of the Company.

                                           By Order of the Board of Directors

                                           /s/ Bernard Marcus

                                           Bernard Marcus
                                           Chairman of the Board of Directors,
                                             Chief Executive Officer and
                                             Secretary

Atlanta, Georgia
April 15, 1996

                 YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN,
                          DATE AND RETURN YOUR PROXY.

                              THE HOME DEPOT, INC.
                             2727 PACES FERRY ROAD
                          ATLANTA, GEORGIA 30339-4089
                                 (770) 433-8211

                                PROXY STATEMENT
                   SOLICITATION OF PROXIES FOR ANNUAL MEETING

                                  INTRODUCTION

     The enclosed proxy is being solicited by the Board of Directors of Home Depot for use at the 1996 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Wednesday, May 29, 1996, at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, or at any adjournments thereof (the "Annual Meeting").

     Certain directors, officers and employees of the Company may solicit proxies by telephone, telegram, mail or personal contact. In addition, the Company has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000, plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy material at the Company's expense to their principals. This Proxy Statement is first being mailed on or about April 15, 1996, to stockholders of record on April 2, 1996.

     The shares held by each stockholder who signs and returns the enclosed proxy will be counted for purposes of determining the presence of a quorum at the meeting unless such proxy shall be timely revoked. If the enclosed form of proxy is executed and returned, it may, nevertheless, be revoked at any time before it is voted by written notice to the Secretary of the Company or by a stockholder personally attending and voting his or her shares at the meeting.

     The total number of shares of stock of the Company outstanding and entitled to vote at the Annual Meeting is 477,990,360 consisting of Common Stock, par value $.05 per share. Each share of the Company's Common Stock entitles the holder to one vote with respect to all matters to come before the meeting, and all of such shares vote as a single class. Only stockholders of record at the close of business on April 2, 1996, are entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations, but not as an affirmative vote, of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. A plurality of the votes cast at the meeting is necessary for the election of directors. The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary for approval of an amendment to the Senior Officers' Bonus Pool Plan. Management knows of no person who owns beneficially more than five percent of the outstanding shares of Common Stock of the Company.

     The Annual Report to Stockholders of the Company for the fiscal year ended January 28, 1996, including financial statements (the "Annual Report"), is being mailed concurrently with this Proxy Statement to all stockholders of record as of April 2, 1996, except for accounts where the stockholder had filed a written request to eliminate duplicate reports. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at Company expense, with additional copies of the Annual Report so that such record holders could supply such material to beneficial owners as of April 2, 1996. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 1996, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (the "Form 10-K"), BUT WITHOUT EXHIBITS TO THE FORM 10-K, ARE OR WILL BE AVAILABLE WITHOUT CHARGE, UPON REQUEST. SEE "AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS."

     Each properly executed proxy received in time for the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted in accordance with the recommendations by the Board of Directors as follows: FOR the election of Bernard Marcus, Donald R. Keough, Kenneth G. Langone and one new nominee, John
L. Clendenin, to the Board of Directors of the Company; and FOR the approval of an amendment to the Senior Officers' Bonus Pool Plan.

       COMMON STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information as to "beneficial ownership" of the Common Stock of the Company, as of January 28, 1996, by each person known by the Company to be the "beneficial owner" of more than five percent of such Common Stock, by each present director and nominee of the Company, by certain executive officers, and by the directors and all executive officers of the Company as a group (20 persons). The determinations of "beneficial ownership" of the Company's Common Stock are based upon responses to Company inquiries which cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as disclosed in the notes to the table, each person has sole voting and investment powers with respect to the whole number of shares shown as beneficially owned by him or her.

                                                                          SHARES OF     PERCENT
                                                                         COMMON STOCK      OF
                       NAME OF BENEFICIAL OWNER                          BENEFICIALLY    CLASS
          (AND ADDRESS IF "BENEFICIAL OWNERSHIP" EXCEEDS 5%)                OWNED         (1)
- -----------------------------------------------------------------------  ------------   --------
Bernard Marcus(2)......................................................   14,762,202      3.09
Arthur M. Blank(3).....................................................    8,292,926      1.73
Kenneth G. Langone(4)..................................................    4,600,000      0.96
Milledge A. Hart, III..................................................    1,365,210         *
Berry R. Cox...........................................................    1,100,000         *
Ronald M. Brill(5).....................................................      624,891         *
Frank Borman(6)........................................................      222,816         *
James W. Inglis(7).....................................................      211,813         *
Bruce W. Berg(8).......................................................      203,758         *
Donald R. Keough(9)....................................................        9,999         *
M. Faye Wilson(10).....................................................        8,500         *
John L. Clendenin(11)..................................................        1,000         *
Johnnetta B. Cole......................................................          325
Directors and Executive Officers as a group(12)........................   32,333,578      6.78

- ---------------
   * Less than 1%

 (1) Based on 477,106,270 shares outstanding on January 28, 1996.
 (2) Includes 5,611 shares credited to Mr. Marcus' account under the Company's Employee Stock Ownership Plan. Does not include 169,876 shares held by Mr. Marcus' wife as trustee of a trust for his children of which Mr. Marcus may be deemed to have shared voting and investment powers. Mr. Marcus disclaims beneficial ownership of such shares.
 (3) Includes 5,611 shares credited to Mr. Blank's account under the Company's Employee Stock Ownership Plan. Includes 465,400 shares held by two private charitable trusts of which Mr. Blank has voting and investment powers. Does not include 11,376 shares held by Mr. Blank's wife of which Mr. Blank may be deemed to have shared voting and investment powers. Does not include 290,739 shares which are held by others as co-trustees for the children of Mr. Blank. Mr. Blank disclaims beneficial ownership of such shares.
 (4) Does not include 1,009 shares held by Mr. Langone's wife of which Mr. Langone may be deemed to have shared voting and investment powers and 15,406 shares held by Invemed Associates, Inc., an investment company of which Mr. Langone is President and Chairman. Mr. Langone disclaims beneficial ownership of such shares.

 (5) Includes 5,611 shares credited to Mr. Brill's account under the Company's Employee Stock Ownership Plan. Includes 17,064 shares held by a private charitable trust of which Mr. Brill has shared voting and investment powers. Does not include 67,158 shares which are held by his wife or by his wife or Mr. Brill as custodians for their children of which Mr. Brill may be deemed to have shared voting and investment powers. Mr. Brill disclaims beneficial ownership of such shares. Includes 92,136 shares under stock options which are exercisable within 60 days.
 (6) Includes 208,192 shares held by a trust of which Col. Borman and his wife have shared voting and investment powers. Includes 14,624 shares held by a private foundation of which Col. Borman has shared voting and investment powers.
 (7) Includes 5,611 shares credited to Mr. Inglis' account under the Company's Employee Stock Ownership Plan. Includes 9,300 shares held by a private foundation of which Mr. Inglis has shared voting and investment powers and 85,886 shares under stock options which are exercisable within 60 days.
 (8) Includes 5,611 shares credited to Mr. Berg's account under the Company's Employee Stock Ownership Plan. Includes 82,662 shares under stock options which are exercisable within 60 days.
 (9) Does not include 400 shares held by Mr. Keough's wife of which Mr. Keough may be deemed to have shared voting and investment powers. Mr. Keough disclaims beneficial ownership of such shares. Includes 5,000 shares under stock options which are exercisable within 60 days.
(10) Includes 7,500 shares under stock options which are exercisable within 60 days.
(11) Holdings are as of February 29, 1996. Mr. Clendenin had no shares prior to such date.
(12) Includes 63,231 shares credited to accounts under the Company's Employee Stock Ownership Plan. Includes 646,624 shares under stock options which are exercisable within 60 days from January 28, 1996, and does not include certain shares held by their spouses and held by their spouses as custodian for their children.

                            I. ELECTION OF DIRECTORS
                      AND INFORMATION REGARDING DIRECTORS

     The Company's Certificate of Incorporation, as amended, provides that, "The directors shall be divided into three classes, designated Class I, Class II and Class III . . ." The terms of the present Class I directors shall expire at the Annual Meeting of Stockholders in 1996.

     The Board of Directors has nominated three incumbent Class I directors, Bernard Marcus, Donald R. Keough, Kenneth G. Langone, and one new nominee, John
L. Clendenin, for terms expiring at the Annual Meeting of Stockholders in 1999.

     The following information is provided concerning directors of Home Depot and nominees for election as directors. Positions held by executive officers are for the Company and/or its subsidiaries.

     BERNARD MARCUS, age 66, is one of the co-founders of Home Depot and has been its Chairman of the Board of Directors and Chief Executive Officer ("CEO") since its inception in 1978. He serves on the Board of Directors of Wachovia Bank of Georgia, N.A., National Service Industries, Inc. and the New York Stock Exchange, Inc. Mr. Marcus also serves on the Board of the newly-formed National Foundation for the Centers for Disease Control and Prevention and is Chairman of the Board of The Marcus Center, which provides support services for persons with developmental disabilities and their families. In addition, he is a member of the Advisory Board and Board of Directors of the Shepherd Center in Atlanta, Georgia and Vice President and member of the Board of The City of Hope, a charitable organization in Duarte, California.

     DONALD R. KEOUGH, age 69, was President, Chief Operating Officer and a director of The Coca-Cola Company until his retirement in 1993. Mr. Keough has been a director of Home Depot since 1993. Mr. Keough is also Chairman of the Board of Allen & Company Incorporated, a privately held investment banking firm, and serves on the boards of National Service Industries, Inc., H. J. Heinz Company, The Washington Post Company and McDonald's Corporation. Mr. Keough is a past Chairman of the Board of Trustees of the University of Notre Dame and is a trustee of several other educational institutions. Mr. Keough also serves on the boards of a number of national charitable and civic organizations.

     KENNETH G. LANGONE, age 60, is one of the co-founders of Home Depot and has been a director of the Company since 1978. Mr. Langone is Chairman of the Board, Chief Executive Officer, President and Managing Director of Invemed Associates, Inc., a New York Stock Exchange member firm engaged in investment banking and brokerage. Mr. Langone serves on the Board of Directors of Unifi, Inc., Patlex Corporation, Baby Superstore, Inc., GMIS, Inc., St. Jude Medical, Inc. and United States Satellite Broadcasting Company, Inc. Mr. Langone also serves on the boards of a number of charitable and educational organizations.

     JOHN L. CLENDENIN, age 61, has been Chairman of the Board, President and Chief Executive Officer of BellSouth Corporation for at least the past five years. Mr. Clendenin serves on the Board of Directors of BellSouth Corporation, Coca-Cola Enterprises, Inc., Equifax, Inc., Providian Corporation, Springs Industries, Inc., The Kroger Company, RJR Nabisco Holdings Corp., Wachovia Corporation and the New York Stock Exchange, Inc. Mr. Clendenin is Chairman of the Committee for Economic Development and the National Junior Achievement Board and a member of the Board of Governors of the American Red Cross.

     If any nominee becomes unwilling or unable to serve, which is not expected, the proxies are intended to be voted for a substitute person to be designated by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT BERNARD MARCUS, DONALD R. KEOUGH, KENNETH G. LANGONE AND JOHN L. CLENDENIN AS CLASS I DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

     The following Class II directors were elected at the Annual Meeting of Stockholders in 1995 and their present terms expire with the Annual Meeting of Stockholders in 1998:

     ARTHUR M. BLANK, age 53, has been President, Chief Operating Officer ("COO") and a director of Home Depot since its inception in 1978; and is, together with Mr. Bernard Marcus and Mr. Kenneth G. Langone, a co-founder of the Company. Mr. Blank serves as a member of the Board of Trustees of North Carolina Outward Bound School, a non-profit corporation; serves on the Board of Trustees of Emory University; serves on the Board of Councilors of the Carter Center of Emory University and the Board of Directors of Cox Enterprises, Inc. and Post Properties, Inc.

     MILLEDGE A. HART, III, age 62, has been a director of the Company since 1978. Mr. Hart is Chairman of the Board of Hart Group, Inc., a private management services company. Mr. Hart is also Chairman of the Board of Rmax, Inc., an insulation manufacturing company, and Axon, Inc., a residential/ commercial service company.

     M. FAYE WILSON, age 57, has been a director of the Company since 1992. Ms. Wilson was Managing Director of Mergers and Acquisitions for Security Pacific Hoare Govett in London from 1987 until she returned to California in 1991 as Executive Vice President for Security Pacific Financial Services Systems, Inc. Since the merger in 1992 between BankAmerica Corporation and Security Pacific Corporation, Ms. Wilson has been Executive Vice President of Bank of America NT&SA. Since November 1993, Ms. Wilson has also served as Chairman of the Board and President of Security Pacific Financial Services, Inc.

     JOHNNETTA B. COLE, age 59, has been a director of the Company since 1995. Since 1987 Dr. Cole has served as President of Spelman College in Atlanta, Georgia, and is the first African-American woman to head Spelman College, a post-secondary educational institution. Dr. Cole also serves as a member of the Board of Directors of Coca-Cola Enterprises, Inc., Management Training Corporation, NationsBank of Georgia and Merck & Co., Inc. Dr. Cole also serves on the boards of a number of charitable, civic and educational organizations.

     The following Class III directors were elected at the Annual Meeting of Stockholders in 1994 and their present terms expire with the Annual Meeting of Stockholders in 1997:

     FRANK BORMAN, age 68, has been a director of the Company since 1983. Col. Borman (U.S. Air Force, ret.) retired as the Chairman of the Board and Chief Executive Officer of Eastern Air Lines, Inc. in 1986. Since 1986, Col. Borman has served on the Board of Directors of Continental Holdings, Inc., and since 1988, as Chairman of the Board, President and Chief Executive Officer of Patlex Corporation. Col. Borman also serves as a director of Outboard Marine Corporation, Thermo Instrument Systems, American Superconductor Corporation and is also a member of the Board of Trustees of the National Geographic Society.

     RONALD M. BRILL, age 52, has been Executive Vice President and Chief Administrative Officer ("CAO") of the Company since August 1995. Mr. Brill joined Home Depot as its Controller in 1978, was elected Treasurer in 1980, Vice President-Finance in 1981, Senior Vice President and Chief Financial Officer ("CFO") in 1984, Executive Vice President and CFO in 1993, and elected as a director in 1987. Mr. Brill serves on the Board of Trustees of the Atlanta Jewish Federation and the Atlanta Jewish Community Center; the boards of the Atlanta High Museum of Art and Pilchuck Glass School and the Governing Board of Woodward Academy.

     BERRY R. COX, age 42, has been a director of the Company since 1978. For the past eighteen years, Mr. Cox has been a private investor, with interests in oil and gas, real estate, and equities.

     Each director who is not an employee of the Company is paid for service on the Board of Directors a retainer at the rate of $30,000 per annum and an additional $1,000 for each meeting of the Board of Directors attended. Home Depot also reimburses each director for reasonable expenses in attending meetings of the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as directors.

     Home Depot's Board of Directors has the following committees:

          (a) The Executive Committee is comprised of Messrs. Marcus, Blank, and Langone. This Committee exercises the authority of the Board of Directors in accordance with the By-Laws of the Company between meetings of the Board.

          (b) The Audit Committee is comprised of Messrs. Borman, Cox, Hart, Keough and Ms. Wilson. This Committee was established to oversee the auditing procedures of the Company, to receive and accept the reports of the Company's independent certified public accountants, to oversee the Company's internal systems of accounting and management controls, and to make recommendations to the full Board of Directors as to the selection and appointment of auditors for the Company. The Committee held two meetings during fiscal 1995.

          (c) The Stock Option Committee is comprised of Messrs. Marcus, Blank, and Langone. This Committee considers and makes grants of stock options pursuant to the Company's 1991 Omnibus Stock Option Plan and Employee Stock Purchase Plan and administers such plans.

          (d) The Compensation Committee is comprised of Messrs. Borman, Cox and Keough. This Committee reviews and recommends to the Board of Directors the appropriate compensation of directors and executive officers of the Company. The Committee held three meetings during fiscal 1995.

          (e) The Directors' Nominating Committee is comprised of Messrs. Marcus, Hart, Langone and Dr. Cole. This Committee is charged with making recommendations to the full Board for the selection of director nominees. There is no formal procedure for the submission of stockholder recommendations. The Committee held one meeting during fiscal 1995.

     During fiscal 1995, the Board of Directors of the Company had four meetings. All directors attended at least seventy-five percent of the meetings of the Board and of the Committees of the Board of which they were members during that period.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The following persons served as members of the Compensation Committee of the Board of Directors during the fiscal year ended January 28, 1996: Frank Borman, Berry R. Cox and Donald R. Keough. None of the members of the Compensation Committee were employed by the Company.

                              INSIDER TRANSACTIONS

     Kenneth G. Langone, a director of the Company, is Chairman of the Board and President of Invemed Associates, Inc. ("Invemed"), which provides investment banking consulting services to the Company under a written contract which is cancelable by either party upon sixty days written notice. The contract provides for the Company to pay Invemed an annual consulting fee of $100,000. The Company contemplates utilizing the services of and paying a similar amount to Invemed in fiscal 1996.

     M. Faye Wilson, a director of the Company, is an Executive Officer of Bank of America NT&SA ("Bank of America"). Bank of America provides a variety of banking services to the Company, including deposit and cash management services, letters of credit and capital market products. In addition, BankAmerica, the parent company of Bank of America, provided a $95,000,000 loan commitment to Home Depot as a participating bank under the $800,000,000 Credit Agreement dated as of December 20, 1995. In the opinion of management, the banking services, fees and terms of the credit arrangement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of the transaction.

     Mr. Milledge A. Hart, III, a director of the Company, is Chairman of the Board and a substantial stockholder of Axon, Inc., a company which provides installed sales services, and Rmax, Inc., a company which sells isocyanurate foam insulation. Axon, Inc. and Rmax, Inc. were vendors to the Company in fiscal 1995 for which Axon, Inc. and Rmax, Inc. received payments in the amount of $345,000 and $577,000, respectively. In the opinion of management, the terms and conditions of purchases from these vendors are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties. The Company contemplates utilizing the services of Axon, Inc. and Rmax, Inc. in fiscal 1996.

             II. AMENDMENT TO THE SENIOR OFFICERS' BONUS POOL PLAN

     The Senior Officers' Bonus Pool Plan (the "SOBP") was established by the Compensation Committee of the Board of Directors of the Company (the "Committee") and approved by the stockholders at the 1994 Annual Stockholders Meeting and thereafter amended at the 1995 Annual Stockholders Meeting.

     The SOBP is being amended and presented to the stockholders for their approval at the 1996 Annual Stockholders Meeting so that the threshold amount as established by the Committee (the "Earnings Threshold") shall be automatically set each year at the prior year's net earnings and that the maximum payout awardable under the SOBP shall be set at $4,000,000 for each of the next five fiscal years, commencing in the 1996 fiscal year. Therefore, the Company does not anticipate the need to seek approval in the future annually from the stockholders regarding the SOBP.

     The only participants in the SOBP are the Company's Chief Executive Officer ("CEO") and President ("COO"). The SOBP is intended to be, and the Committee believes that the SOBP qualifies as, performance-based compensation and accordingly that all sums paid thereunder should be deductible by the Company.

     Beginning in 1994, the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), limits the tax deductibility of executive compensation paid by publicly held corporations to $1 million per employee, subject to various exceptions including compensation based on performance goals. The SOBP allows the CEO and the COO collectively to earn a bonus equal to ten percent of the Company's earnings in excess of the Earnings Threshold, which through fiscal year 1995 was subject to an annual maximum established by the Committee.

The Earnings Threshold for fiscal 1996 is equal to $731,523,000, which is approximately equal to the Company's net earnings for fiscal 1995. Monies payable from the SOBP are to be shared equally between the CEO and COO. Under the terms and conditions of the SOBP, the performance goals for fiscal 1995 were met and the CEO and COO each received their respective bonus.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                   EXECUTIVE OFFICERS AND THEIR COMPENSATION

     The following table sets forth all cash compensation paid by the Company and its subsidiaries (for the purposes of this section collectively referred to as the "Company") to the Chief Executive Officer ("CEO") and the four most highly compensated executive officers for services rendered in all capacities during the Company's last three fiscal years:

                                                                               LONG TERM
                                                                              COMPENSATION
                                            ANNUAL COMPENSATION                  AWARDS
                                -------------------------------------------   ------------
                                                                  OTHER        SECURITIES
                                                                  ANNUAL       UNDERLYING       ALL OTHER
                                FISCAL   SALARY      BONUS     COMPENSATION    OPTIONS(1)    COMPENSATION(2)
  NAME AND PRINCIPAL POSITION    YEAR      ($)        ($)          ($)            (#)              ($)
- ------------------------------- ------   -------   ---------   ------------   ------------   ---------------
Bernard Marcus.................  1995    600,000   2,000,000       1,597             --          165,829
  Chairman of the Board, CEO,    1994    600,000   2,000,000       4,895             --          165,829
  and Secretary                  1993    600,000   2,080,000       2,216             --          161,918
Arthur M. Blank................  1995    600,000   2,000,000       1,536             --           38,825
  Chief Operating Officer and    1994    600,000   2,000,000       2,915             --           38,825
  President                      1993    550,000   1,920,000       4,500             --           24,914
Ronald M. Brill................  1995    457,885     153,200       5,631         15,250           28,191
  Executive Vice President,      1994    435,385     170,000       5,718         27,500           32,818
  CAO, and Assistant Secretary   1993    404,615     161,212       3,080          2,133           18,907
James W. Inglis................  1995    456,731      35,673       1,319         12,250           26,083
  Executive Vice President       1994    446,923     110,000         925          2,500           31,142
                                 1993    425,384     107,500       1,174          2,133           19,047
Bruce W. Berg..................  1995    365,481     110,000       6,151         12,250           23,413
  President -- Southern          1994    346,923     130,000       3,687          2,500           25,266
  Division                       1993    325,384      82,500       2,934          2,133           19,387

- ---------------

(1) Messrs. Marcus and Blank do not participate in the stock option plans.
(2) The Company has had in effect various plans and arrangements which may not be available generally to all its salaried employees and which provide for cash or non-cash compensation for one or more of its executive officers. Certain plans and arrangements are described in the remainder of this section.

     The Company's Employee Stock Ownership Plan and Trust (the "ESOP"), adopted during fiscal 1988, is a defined contribution and employee stock ownership plan qualified under the Internal Revenue Code of 1986, as amended (the "Code"), and is available to all employees pursuant to the ESOP's Eligibility to Participate provisions. The ESOP is funded solely by contributions from the Company and generally invests only in Common Stock of the Company. Contributions are allocated to each participant's account on the basis of his or her individual compensation as defined in the ESOP. Participants' accounts are fully vested once seven years of service (as defined in the ESOP) are completed or employment is terminated by reason of death, disability or retirement.

     The Company's contribution to the ESOP for the fiscal year ended January 28, 1996, was $14,000,000. Allocations of the Company's Common Stock for the last fiscal year were valued at $6,464 for each of Messrs. Marcus, Blank, Brill, Inglis and Berg.

     The Company adopted an ESOP Restoration Plan in fiscal 1994. The primary purpose of the Plan is to provide certain employees deferred compensation that they would have received under the ESOP if not for the maximum compensation limits under the Code. The ESOP Restoration Plan is an unfunded arrangement under which separate bookkeeping accounts are maintained for each participant. Participants' accounts are credited with "stock units" which have a value equal to the market value of the Company's Common Stock as of the date of such crediting. All material terms of the Plan including vesting and distribution are the same as the ESOP. Allocations for the last fiscal year were $23,536 for each of Messrs. Marcus and Blank, $18,909 for Mr. Brill, $16,661 for Mr. Inglis and $13,651 for Mr. Berg.

     The Company, in fiscal 1995, enabled Messrs. Marcus, Blank, Brill, Inglis and Berg to obtain life insurance in the amounts of $8,000,000, $800,000, $250,000, $250,000, and $250,000, respectively, pursuant to a "split dollar" plan under which the Company pays the gross annual premium of $135,829, $8,825, $2,818, $2,958 and $3,298, respectively.

                                 STOCK OPTIONS

     At the Annual Meeting of Stockholders in 1991, the stockholders approved the 1991 Omnibus Stock Option Plan (the "1991 Plan") providing for stock options to key employees and newly elected non-employee directors. The 1991 Plan became effective June 1, 1991 and continues for a ten year term, except that any stock options granted under the 1991 Plan will continue to be effective pursuant to the terms of each grant beyond the expiration of the 1991 Plan.

     All of the Company's stock option plans are administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee determines the number of shares granted and the option exercise price, but such price may not be less than one hundred percent of the fair market value of Common Stock on the grant date.

     The following tables reflect certain information with respect to stock options granted under the Company's stock option plans to and those exercised by certain executive officers (excluding Messrs. Marcus [CEO] and Blank [COO] who do not participate in the stock option plans) for the last fiscal year:

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                       INDIVIDUAL GRANTS                     REALIZABLE
                                        -----------------------------------------------   VALUE AT ASSUMED
                                        NUMBER OF    % OF TOTAL                            ANNUAL RATES OF
                                        SECURITIES    OPTIONS                                STOCK PRICE
                                        UNDERLYING   GRANTED TO   EXERCISE                APPRECIATION FOR
                                         OPTIONS     EMPLOYEES    OR BASE                    OPTION TERM
                                         GRANTED     IN FISCAL     PRICE     EXPIRATION   -----------------
                 NAME                      (#)        YEAR (%)     ($/SH)       DATE       5%($)    10%($)
- --------------------------------------  ----------   ----------   --------   ----------   -------   -------
Ronald M. Brill.......................    15,250        0.21       36.875      10/26/05   353,655   896,231
James W. Inglis.......................    12,250        0.16       36.875      10/26/05   284,083   719,923
Bruce W. Berg.........................    12,250        0.16       36.875      10/26/05   284,083   719,923

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES          VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED       IN-THE-MONEY
                                                                      OPTIONS AT         OPTIONS AT
                                                                       FY-END(#)          FY-END($)
                                             SHARES       VALUE      -------------    -----------------
                                           ACQUIRED ON   REALIZED    EXERCISABLE/       EXERCISABLE/
                  NAME                     EXERCISE(#)     ($)       UNEXERCISABLE      UNEXERCISABLE
- -----------------------------------------  -----------   --------    -------------    -----------------
Ronald M. Brill..........................     6,187       250,144    54,090/98,830    754,321/1,161,744
James W. Inglis..........................     6,187       258,651    54,090/70,830    754,321/983,869
Bruce W. Berg............................     8,849       323,724    54,090/67,606    754,321/888,089

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees of the Board of Directors have furnished the following report on executive compensation:

     Under the supervision of the Compensation and Stock Option Committees of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs ("Compensation Policies") which seek to structure executive compensation consistent with the Company's overall business strategy, philosophy and objectives. The Compensation Policies are intended to embody a "pay-for-performance" philosophy which rewards executives for long-term strategic management and enhancement of stockholder value by providing ownership incentives in the Company and a performance-oriented environment that measures rewards against personal and Company goals. The Company believes this philosophy attracts, retains and motivates key executives critical to the long-term success of the Company.

     This compensation philosophy is implemented through compensation packages which include various cash components and non-cash components. Although no formal analysis of industry compensation was conducted by the Compensation Committee, base salaries are generally set somewhat below competitive levels so that the Company relies to a large degree on annual and longer term "incentive" compensation.

     Beginning in 1994, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee subject to various exceptions, including compensation based on performance goals.

     The deductibility limitation generally does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to stockholders and approved by majority vote of the stockholders eligible to vote thereon before the compensation is paid and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. Pursuant to OBRA and Internal Revenue Service ("IRS") regulations adopted thereunder, a director will not be an outside director if such person, among other things, receives compensation for personal services in any capacity other than as a director. The Company has chosen to not immediately seek stockholder approval and related amendments for potential compensation in excess of $1 million relating to its stock option plan. The Company has until 1997 to accomplish this pursuant to IRS regulations.

     The Compensation Committee of the Board of Directors of the Company (the "Committee") has established a Senior Officers' Bonus Pool ("SOBP") for its Chief Executive Officer ("CEO") and President ("COO"). The SOBP is intended to be, and the Committee believes that the SOBP qualifies as, performance-based compensation and accordingly that all sums paid thereunder should be deductible by the Company. The stockholders approved the SOBP at the 1994 Annual Meeting of Stockholders and thereafter amended it at the 1995 Annual Meeting of Stockholders, in order to comply with a "safe harbor" under regulations adopted under OBRA. The SOBP allows the CEO and the COO collectively to earn a bonus equal to ten percent of the Company's earnings in excess of a threshold amount as established by the Committee

(the "Earnings Threshold"), which through fiscal year 1995 was subject to an annual maximum established by the Committee. The Earnings Threshold for fiscal 1996 is equal to $731,523,000, which is approximately equal to the Company's net earnings for fiscal 1995. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of fifty percent each. The SOBP is being amended and presented to the stockholders for their approval at the 1996 Annual Meeting of Stockholders so that the Earnings Threshold shall be automatically set each year at the prior year's net earnings and that the maximum payout awardable under the SOBP shall be set at $4,000,000 for each of the next five fiscal years, commencing in fiscal year 1996. Accordingly, under the terms and conditions of the SOBP, the performance goals for fiscal 1995 were met and certified by the Committee and the CEO and COO each received their respective bonus.

     The Committee bases its belief that the SOBP is performance-based on, among other things, the fact that the amount of the Company's earnings in any year are not capable of being ascertained with certainty at the start of such year, statements in the IRS regulations that performance goals need not be based upon an increase or positive result under a company's business criterion and may include maintaining the status quo or limiting economic losses and the Committee's belief that achievement of an earnings threshold which is at least equal to the level of the prior year's earnings is subject to substantial uncertainty, even in light of the Company's historical earnings growth. Nevertheless, neither the Company nor the Committee can give any assurance that the IRS will agree that the SOBP is performance-based. In the event that the SOBP was deemed by the IRS not to be performance-based, the Company would have the option to contest such determination, forego the deduction for sums in excess of the deductible limit, modify the SOBP for future years or any combination of the foregoing.

     Payments under the SOBP to the CEO and COO comprise approximately seventy-seven percent of each of their total cash compensation in fiscal 1995. From fiscal 1988 until fiscal 1992, the CEO and COO declined to accept recommendations from the Compensation Committee for increases to the maximum amount in the SOBP. In the 1992 fiscal year, the Compensation Committee increased the maximum amount in the SOBP for the CEO and COO from $2 million to $4 million. The increase in the maximum amount awardable under the SOBP from prior years was based upon the Committee's assessment of the CEO's and COO's contributions to the Company as reflected in the multiple measures of the Company's financial performance since the last increase in the maximum compensation awardable under the SOBP including, without limitation, increases in net earnings, net sales, net earnings per share, total assets and stockholder's equity. The Committee also considered the Company's market share, geographic expansion and market penetration and marketing innovations. The Committee did not assign formal weights to particular measures and the relative weighing of the importance of such measures was based on the subjective perception of the individual members of the Committee. The Committee was also cognizant of the total compensation levels of certain other executives of similar position in the specialty retail industry and other companies similar in size.

     In setting annual salaries, the Compensation Committee reviews with the CEO an annual salary plan recommended by the CEO and COO for the Company's executive officers. The annual salary plan is based on numerous subjective factors which include performance merit increases and responsibility levels. The annual salary plans for both the CEO and COO are established by the Compensation Committee based on available compensation data, including compensation data for the specialty retail industry and other companies similar in size, the Committee's assessment of such officers' past performance and the Committee's expectation of their future contributions in leading the Company. The Committee does not purport to scientifically or statistically sample compensation data for other companies. Accordingly, compensation data for other companies may, but need not, include companies in the specialty retail group or the S&P 500, usually is historical in nature, and may be limited to that available from public sources. To the extent that comparative data is utilized, the Committee believes a subjective comparison is required to account for the numerous variables between Home Depot and other companies and notes that compensation levels and operating performance of other companies can be influenced by a variety of factors both within and without the control of such other companies. Similarly, differences in size, performance and type of business advise, in the Committee's view, against a mechanistic compensation approach, purportedly based on objective criteria. While type of business and broad market indexes may be appropriate measures of historical company performance, the Committee currently believes neither grouping should be accorded any special ranking in its compensation deliberations.

     In setting overall compensation, the Committee was cognizant that certain independent third party performance evaluations reported in the financial press, and purportedly based on objective criteria, deemed the Company's CEO undercompensated (only CEOs were studied in the surveys). The Committee believes similar compensation levels would have been recommended by such studies with respect to the Company's COO, had such position been studied. Despite the Committee's assessment that a substantial increase in compensation could be justified, the Committee has honored the request of the CEO and COO that their maximum compensation under the SOBP remain the same and that the majority of their cash compensation continue to be awarded pursuant to the SOBP.

     All executive officers (other than the CEO and COO) participate in the Company's Corporate Management Bonus Plan ("CMBP") under which they are eligible to earn a bonus up to fifty percent of their annual base salary depending on personal performance and the Company's performance relative to criteria such as gross margin return on investment, return on assets and sales target levels. Fifty percent of such bonus may be awarded based solely on subjective evaluations and the remaining fifty percent is based on performance with respect to the objective criteria enumerated below. During the 1995 fiscal year, based upon these objective and subjective performance assessments all of the executive officers other than the CEO and COO were awarded bonuses as reflected in the Summary Compensation Table contained elsewhere in the proxy statement.

     The exact objective criteria employed depend on the officer's responsibilities and such performance criteria may be computed by various methods depending on the Committee's assessment of the best match between job duties and performance criteria. Gross Margin Return On Investment ("GMROI") is calculated by dividing gross margin by net sales and multiplying the resulting number by net sales divided by average inventory at cost. Return On Assets is calculated in the same manner as GMROI except net income before taxes and interest replaces gross margin and total assets, which is composed of average retail inventory and changes in fixed assets, replaces inventory. In calculating Return On Assets, for officers with non-merchandising positions, total assets are defined as average total assets based on the Company's balance sheet. Minimum bonuses are payable if ninety-five percent of planned results are achieved and maximum bonuses are paid upon the achievement of one hundred fifteen percent of planned results. Bonus payments, as a percentage of salary, increase on a linear basis for the achievement of results between ninety-five percent and one hundred fifteen percent of planned results although the slope of line (i.e., relative percentage) varies depending on the placement within the range and the nature of the officer's duties. Minimum bonuses based on the application of the foregoing formulas generally are payable in an amount equal to but not less than one percent of salary assuming ninety-five percent of planned results are achieved.

     The Committee believes that disclosure of actual targets under the CMBP could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees and could potentially expose the Company to claims by third parties based on such projections, especially since such projections are not intended as a predictor of future performance on which the public should rely. The CMBP is subject to adjustment based on, among other things, adjustments to scheduled store opening dates and other non-anticipated events, and the Company may adjust the CMBP, including targets and utilized criteria, at such time or times as the Company, in its sole discretion, determines that the original projections or the bases therefor were materially incorrect.

     A large portion of the executive officers' total compensation is tied to stock performance, thus more closely aligning their interests with the long-term interests of stockholders. This is accomplished through several stock plans. The Company's 1991 Omnibus Stock Option Plan and its Employee Stock Purchase Plan are administered by the Stock Option Committee of the Board of Directors which coordinates its activities with those of the Committee. Annually, at the discretion of the Stock Option Committee, stock options are granted to all executive officers and key employees, excluding both the CEO and COO, to purchase stock at the then current market price. The stock option grant size is determined by the Stock Option Committee and based on the individual's position within the Company and job performance rating. Individual job performance ratings are based on performance reviews compiled by one or more of the officers to whom an officer reports and such officer's perceived relative performance and abilities when compared with other employees of the Company. Stock option grants made since fiscal 1991 are exercisable at a rate of twenty-five percent per year commencing on the first or second year after the date of grant (depending on the type of stock option granted) with a total stock option term of ten years. The Company's stock options historically have been financially rewarding when the Company's stock price has shown dramatic increases. To the extent that the public market does not, in the Committee's view, fairly value the Company, the Committee may consider decreasing the portion of compensation tied to stock performance. The executive officers, excluding the CEO and COO, may also purchase stock at a discount through the Employee Stock Purchase Plan. The Company's CEO and COO have chosen not to participate in the Company's 1991 Omnibus Stock Option and Employee Stock Purchase Plans due to their already large stock ownership as shown elsewhere in the proxy statement. Of course, they have benefited along with other stockholders in the historical increases in the market value of the Company's Common Stock. All executive officers including the CEO and COO participate in the Company's Employee Stock Ownership Plan and the ESOP Restoration Plan (the "ESOP Plans") whereby their vested interests increase in value, without any outlay of funds by the employees, through seniority, increases in the market value of the Company's Common Stock and discretionary annual contributions to the ESOP Plans by the Company. Such discretionary contributions to the ESOP Plans are determined by the Company's Board of Directors based on the Company's performance and are typically distributed to the Plan participants, including participating executive officers, based on a percentage of the participants' base salary.

     The tables included in the proxy statement and accompanying narrative footnotes, reflect the decisions covered by the above discussion. The foregoing report has been furnished by the members of the following committees:

Compensation Committee:       Stock Option Committee:
Frank Borman                  Bernard Marcus
Berry R. Cox                  Arthur M. Blank
Donald R. Keough              Kenneth G. Langone

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
            AMONG HOME DEPOT, S&P 500 AND S&P SPECIALTY RETAIL GROUP
                       ASSUMING REINVESTMENT OF DIVIDENDS

                                   [GRAPH]

                                                       S&P
      MEASUREMENT PERIOD                         SPECIALTY RETAIL     S&P 500
    (FISCAL YEAR COVERED)         HOME DEPOT          GROUP            INDEX
2/3/91                                  100.00          100.00          100.00
2/2/92                                  216.09          136.71          122.96
1/31/93                                 343.30          178.78          135.96
1/30/94                                 277.46          171.99          152.45
1/29/95                                 337.61          176.39          154.22
1/28/96                                 320.45          159.38          206.43

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick, LLP were the auditors of the Company during the fiscal year ended January 28, 1996. Although the Board of Directors has not yet selected auditors for the present fiscal year, it is expected that KPMG Peat Marwick, LLP will be chosen. A representative of that firm will be present at the Annual Meeting with an opportunity to make a statement and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders who desire to submit to the Company proposals for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Stockholders of The Home Depot, Inc. must submit such proposals to the Secretary of the Company by December 16, 1996.

                                 OTHER MATTERS

     During fiscal 1995, Mr. Kenneth G. Langone, a director of the Company, failed to timely file one Form 4 on a transaction by Invemed Associates, Inc.

     Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any adjournments thereof, it is intended that all management proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                           AVAILABILITY OF FORM 10-K
                       AND ANNUAL REPORT TO STOCKHOLDERS

     Copies of Home Depot's Annual Report to Stockholders for the fiscal year ended January 28, 1996, which includes certain financial information about the Company, are currently being mailed together with this Proxy Statement to stockholders. Additional copies of such Annual Report along with copies of Home Depot's Annual Report on Form 10-K for the fiscal year ended January 28, 1996, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Investor Relations, The Home Depot, Inc., 2727 Paces Ferry Rd., Atlanta, Georgia 30339-4089.

                                                                      APPENDIX A

PROXY                         THE HOME DEPOT, INC.

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS ON MAY 29, 1996.

        The undersigned stockholder hereby appoints BERNARD MARCUS, ARTHUR M. BLANK and RONALD M. BRILL, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc. to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 29, 1996, at 10:00 a.m., and any adjournments thereof, as directed below with respect to the matters set forth below and with discretionary authority on all matters that may properly come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the approval of item number 1, the election of BERNARD MARCUS, DONALD R. KEOUGH, KENNETH G. LANGONE and JOHN L. CLENDENIN, "FOR" the approval of item number 2, the amendment to the Senior Officers' Bonus Pool Plan and in the discretion of the named proxies as to any other matter that may properly come before the meeting or any adjournments thereof.

         PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.


                                                                SEE REVERSE SIDE

X   Please mark
__  votes as in
    this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF SUCH AMENDMENT TO THE PLAN.

1.  Election of Directors
NOMINEES:  Bernard Marcus, Donald R. Keough, Kenneth G. Langone and
           John L. Clendenin


       FOR          WITHHELD
       / /            / /


      ------------------------------
      For all nominees
      except as noted above



2.    Approval of an Amendment to the
      Company's performance-based
      Senior Officers' Bonus Pool Plan



      FOR             AGAINST         ABSTAIN
      / /              / /              / /

                         MARK HERE
                         FOR ADDRESS CHANGE
                         AND NOTE AT LEFT
                                          -----------------

                   PLEASE MARK, SIGN AND DATE HEREON AND
                   RETURN PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                   Please sign exactly as name appears at left.

                   When shares are held by joint tenants, both should sign.

                   When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                   Signature:                        Date:
                              ----------------------       ---------
                   Signature:                        Date:
                              ----------------------       ---------